EXHIBIT 99.1 AUDITED STATEMENTS OF CONDITION OF SANTA MONICA BANK AS OF DECEMBER 31, 1997 AND 1996, AND THE RELATED STATEMENTS OF OPERATIONS, CHANGES IN STOCKHOLDERS' EQUITY AND CASH FLOWS FOR THE THREE YEARS ENDED DECEMBER 31, 1997

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


The Board of Directors and Stockholders
Santa Monica Bank:

We have audited the accompanying statements of condition of Santa Monica Bank (the Bank) as of December 31, 1997 and 1996, and the related statements of operations, changes in stockholders' equity and cash flows for the years then ended. These financial statements are the responsibility of the Bank's management. Our reponsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Santa Monica Bank as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.



                                                   Arthur Andersen LLP

Los Angeles, California
January 21, 1998

INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders of Santa Monica Bank

We have audited the statements of operations, changes in stockholders' equity and cash flows of Santa Monica Bank (the "Bank") for the year ended
December 31, 1995. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the results of operations and cash flows, of Santa Monica Bank, for the year ended December 31, 1995, in conformity with generally accepted accounting principles.


                                                     Deloitte & Touche LLP
Los Angeles, California
January 19, 1996

                                 SANTA MONICA BANK


                              STATEMENTS OF CONDITION

                          AS OF DECEMBER 31, 1997 AND 1996



ASSETS
                                               1997                1996
                                         --------------      --------------
CASH AND DUE FROM BANKS                  $   52,239,667      $   57,535,025

FEDERAL FUNDS SOLD                           64,000,000          43,000,000
                                         --------------      --------------
     Cash and cash equivalents              116,239,667         100,535,025

SECURITIES AVAILABLE FOR SALE               148,792,703         141,139,066

LOANS, NET                                  393,942,868         365,899,546

BANK PREMISES AND EQUIPMENT, NET             10,187,177          10,340,943

OTHER REAL ESTATE OWNED                       3,322,647           8,606,042

ACCRUED INTEREST RECEIVABLE                   3,372,331           3,496,127

DEFERRED TAX ASSET, NET                       2,231,458             796,447

OTHER ASSETS                                    318,327             748,294
                                         --------------      --------------
     Total assets                         $ 678,407,178       $ 631,561,490
                                         --------------      --------------
                                         --------------      --------------



     The accompanying notes are an integral part of these financial statements.

                                 SANTA MONICA BANK


                              STATEMENTS OF CONDITION

                          AS OF DECEMBER 31, 1997 AND 1996




LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                         1997          1996
                                                                    ------------   ------------
LIABILITIES:

NONINTEREST-BEARING DEPOSITS                                        $197,905,237   $172,161,860

INTEREST-BEARING DEPOSITS                                            394,632,024    381,821,146
                                                                    ------------   ------------
          Total deposits                                             592,537,261    553,983,006

MORTGAGE INDEBTEDNESS                                                  1,961,836      1,981,863

OTHER LIABILITIES                                                      3,105,851      2,621,314
                                                                    ------------   ------------
          Total liabilities                                          597,604,948    558,586,183
                                                                    ------------   ------------
                                                                    ------------   ------------


STOCKHOLDERS' EQUITY:
  Capital stock (authorized 50,000,000 and 10,000,000 shares of $3 par value for 1997 and 1996, respectively; issued
   and outstanding 7,077,332 shares for 1997 and 1996)                21,231,996     21,231,996
  Surplus                                                              2,982,631      2,982,631
  Undivided profits                                                   56,287,939     48,211,600
   Unrealized holding gains on securities, net of income taxes
    of $208,241 and $381,985 for 1997 and 1996, respectively             299,664        549,080
                                                                    ------------   ------------
          Total stockholders' equity                                  80,802,230     72,975,307
                                                                    ------------   ------------
          Total liabilities and stockholders' equity                $678,407,178   $631,561,490
                                                                    ------------   ------------
                                                                    ------------   ------------




      The accompanying notes are an integral part of these financial statements.

                                 SANTA MONICA BANK


                              STATEMENTS OF OPERATIONS

                FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995





                                                          1997          1996            1995
                                                      -----------    -----------    -----------
INTEREST INCOME:
  Interest and fees on loans                          $36,794,152    $35,379,344    $34,822,229
  Interest on investment securities:
    Taxable                                             8,119,832      6,205,111      6,433,313
    Tax-exempt                                            802,437      1,081,468      1,306,353
  Other interest income                                 3,651,678      2,648,535      3,116,450
                                                      -----------    -----------    -----------
      Total interest income                            49,368,099     45,314,458     45,678,345
                                                      -----------    -----------    -----------
INTEREST EXPENSE:
  Interest on deposits                                 14,575,335     13,303,545     13,998,103
  Interest on other liabilities                           195,990        194,801        207,492
                                                      -----------    -----------    -----------
     Total interest expense                            14,771,325     13,498,346     14,205,595
                                                      -----------    -----------    -----------
NET INTEREST INCOME                                    34,596,774     31,816,112     31,472,750

PROVISION FOR LOAN LOSSES                                -              -             2,000,000
                                                      -----------    -----------    -----------
     Net interest income after provision
       for loan losses                                 34,596,774     31,816,112     29,472,750
                                                      -----------    -----------    -----------
NONINTEREST INCOME:
  Trust department income                               3,354,065      3,160,453      3,059,546
  Service charges on deposit accounts                   3,206,796      3,163,595      3,400,439
  Other service charges, commissions and fees             471,369        480,342        532,647
  Gain/(loss) on sale of OREO                             546,855        (78,545)       400,449
  Other income                                            242,635        220,139        216,394
                                                      -----------    -----------    -----------
      Total noninterest income                          7,821,720      6,945,984      7,609,475
                                                      -----------    -----------    -----------
NONINTEREST EXPENSE:
  Salaries                                             11,589,386     11,127,108     11,913,286
  Profit sharing and other employee benefits            3,072,062      2,873,703      2,505,479
  Net occupancy expense of bank premises                2,503,619      2,479,239      2,560,152
  Furniture and equipment expense                       1,647,624      1,580,679      1,614,476





                                               1997           1996            1995
                                           ------------   ------------   ------------
  FDIC assessment                          $    107,605   $    350,966   $    723,897
  Legal fees                                  1,188,311      1,288,871      1,437,698
  Net OREO related expenses/(income)               (174)     1,392,346      3,355,083
  Merger related expenses                     1,052,427          -              -
  Other operating expense                     4,445,795      4,585,995      4,663,468
                                           ------------   ------------   ------------
      Total noninterest expense              25,606,655     25,678,907     28,773,539
                                           ------------   ------------   ------------

INCOME BEFORE INCOME TAXES                   16,811,839     13,083,189      8,308,686

APPLICABLE INCOME TAX EXPENSE                 5,904,567      3,466,929      3,041,346
                                           ------------   ------------   ------------
NET INCOME                                 $ 10,907,272   $  9,616,260   $  5,267,340
                                           ------------   ------------   ------------
                                           ------------   ------------   ------------




     The accompanying notes are an integral part of these financial statements.

                                 SANTA MONICA BANK


                   STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

               FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995


                                                                                     Capital                      Undivided
                                                                                      Stock          Surplus       Profits
                                                                                   ------------    -----------   ------------

BALANCE, January 1, 1995                                                           $ 21,231,996    $ 2,982,631   $ 34,389,599

  Net income                                                                              -              -          5,267,340
  Net change in unrealized holding gains on investment securities available for
   sale, net of income taxes                                                              -              -              -
                                                                                   ------------    -----------   ------------
BALANCE, December 31, 1995                                                           21,231,996      2,982,631     39,656,939

  Net income                                                                              -              -          9,616,260
  Cash dividends at $.15 per share                                                        -              -         (1,061,599)
  Net change in unrealized holding gains on investment securities available for
   sale, net of income taxes                                                              -              -              -
                                                                                   ------------    -----------   ------------
BALANCE, December 31, 1996                                                           21,231,996      2,982,631     48,211,600

  Net income                                                                              -              -         10,907,272
  Cash dividends at $.40 per share                                                        -              -        ( 2,830,933)
  Net change in unrealized holding gains on investment securities available for
   sale, net of income taxes                                                              -              -              -
                                                                                   ------------    -----------   ------------
BALANCE, December 31, 1997                                                         $ 21,231,996    $ 2,982,631   $ 56,287,939
                                                                                   ------------    -----------   ------------
                                                                                   ------------    -----------   ------------




                                                                                      Unrealized
                                                                                    Holding Gains
                                                                                    on Securities,
                                                                                           Net         Total
                                                                                    --------------- -----------

BALANCE, January 1, 1995                                                          $     405,404    $59,009,630

  Net income                                                                              -          5,267,340
  Net change in unrealized holding gains on investment securities available for
   sale, net of income taxes                                                            189,434        189,434
                                                                                  -------------    -----------
BALANCE, December 31, 1995                                                              594,838     64,466,404

  Net income                                                                              -          9,616,260
  Cash dividends at $.15 per share                                                        -         (1,061,599)
  Net change in unrealized holding gains on investment securities available for
   sale, net of income taxes                                                            (45,758)       (45,758)
                                                                                  -------------    -----------
BALANCE, December 31, 1996                                                              549,080     72,975,307

  Net income                                                                              -         10,907,272
  Cash dividends at $.40 per share                                                        -        ( 2,830,933)
  Net change in unrealized holding gains on investment securities available for
   sale, net of income taxes                                                           (249,416)      (249,416)
                                                                                  -------------    -----------
BALANCE, December 31, 1997                                                       $      299,664    $80,802,230
                                                                                  -------------    -----------
                                                                                  -------------    -----------




      The accompanying notes are an integral part of these financial statements.

                                 SANTA MONICA BANK


                              STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995





                                                               1997           1996           1995
                                                         -------------   ------------   ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income                                             $  10,907,272   $  9,616,260   $  5,267,340
  Adjustments to reconcile net income to net
   cash provided by operating activities:
  Net accretion of discount/premium on
   investments                                              (3,152,492)      (828,703)    (5,589,303)
  Provision for loan losses                                      -              -          2,000,000
  Writedowns of OREO                                             -            736,154      2,327,804
  Accretion of deferred loan fees and costs                   (824,291)      (701,414)      (481,667)
  (Gain) loss on sale of OREO/premises
   and equipment                                              (546,855)       128,164       (414,127)
  Depreciation                                               1,367,208      1,291,145      1,303,780
  Decrease (increase) in accrued interest receivable           123,796        (93,144)      (474,228)
  Decrease in other assets                                     429,967        331,642      1,571,393
  Increase (decrease) in accrued interest payable               29,374        (19,200)        54,533
  Deferred tax (benefit) provision                          (1,261,267)       973,890        983,631
  Decrease in current income tax receivable                      -              -          2,253,366
  Increase in other liabilities                                455,163        522,188        849,579
                                                         -------------   ------------   ------------
    Total adjustments                                       (3,379,397)     2,340,722      4,384,761
                                                         -------------   ------------   ------------
    Net cash provided by operating activities                7,527,875     11,956,982      9,652,101
                                                         -------------   ------------   ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from maturities of investment securities        435,587,125    174,287,012    391,140,000
  Purchase of investment securities                       (440,511,012)  (180,075,681)  (352,795,444)
  Net increase in loans                                    (29,430,511)    (9,413,816)   (18,495,396)
  Proceeds from sale of OREO/premises
   and equipment                                             7,196,476     11,280,216     18,166,804
  Capitalization of costs on OREO                             (144,194)      (335,030)    (1,888,794)
  Loan origination fees received                             1,015,797        656,180        766,639
  Purchases of bank premises and equipment                  (1,240,209)      (747,647)      (613,301)
                                                         -------------   ------------   ------------
    Net cash (used in) provided by investing activities  $ (27,526,528)  $ (4,348,766)  $ 36,280,508
                                                         -------------   ------------   ------------


                                                              1997           1996           1995
                                                          ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Net increase (decrease) in demand deposits
       and savings accounts                               $ 30,488,872   $  1,521,538   $(45,307,113)
    Net increase (decrease) in time deposits                 8,065,383      2,183,282     (9,694,541)
    Repayments of mortgage indebtedness                        (20,027)       (18,637)       (15,316)
    Dividends paid                                          (2,830,933)    (1,061,599)         -
                                                          ------------   ------------   ------------
          Net cash provided by (used in) financing
             activities                                     35,703,295      2,624,584    (55,016,970)
                                                          ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                                     15,704,642     10,232,800     (9,084,361)

CASH AND CASH EQUIVALENTS,
   beginning of year                                       100,535,025     90,302,225     99,386,586
                                                          ------------   ------------   ------------
CASH AND CASH EQUIVALENTS,
   end of year                                            $116,239,667   $100,535,025   $ 90,302,225
                                                          ------------   ------------   ------------
                                                          ------------   ------------   ------------

SUPPLEMENTAL SCHEDULE OF NONCASH
   INVESTING ACTIVITIES:

   Loans transferred to OREO                              $  1,194,683     $1,752,933   $  7,857,718
                                                          ------------     ----------   ------------
                                                          ------------     ----------   ------------





    The accompanying notes are an integral part of these financial statements.

                                 SANTA MONICA BANK


                           NOTES TO FINANCIAL STATEMENTS

                                 DECEMBER 31, 1997




1.   SALE OF THE BANK

On July 30, 1997, management of Santa Monica Bank (the Bank) announced that it had signed a definitive agreement to merge with Western Bank, a wholly owned subsidiary of Western Bancorp. The Merger is scheduled to close on January 27, 1998. Under the terms of the agreement, each Santa Monica Bank shareholder will have the right to receive, with certain limitations, either $28 per share in cash or 0.875 shares of Western Bancorp common stock. The merged entity will retain the name Santa Monica Bank and will operate primarily on the west side of Los Angeles.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Bank are in accordance with generally accepted accounting principles and conform to practices within the banking industry.

     a.   NATURE OF OPERATIONS

     The Bank's primary operations are related to traditional banking activities, including the acceptance of deposits, the lending and investing of money and trust department operations. The Bank's customers consist of small to mid-sized businesses and individuals located in western Los Angeles County. The Bank operates seven branches in Los Angeles County with its headquarters in the city of Santa Monica.

     b.   CASH AND CASH EQUIVALENTS

     For the purpose of presentation in the statements of cash flow, cash and cash equivalents are defined as those amounts included in the balance-sheet caption "cash and due from banks" and "federal funds sold".

     c.   SECURITIES AVAILABLE FOR SALE

     Securities available for sale are reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of income taxes. Accretion of discounts and amortization of premiums are recognized as an adjustment to interest income. Realized gains or losses upon disposition are recognized in earnings based upon the specific identification method.

     d.   LOANS

     Loans are carried at amounts advanced less payments collected, deferred net loan origination fees, unearned income and the allowance for loan losses. Interest on loans is computed by methods which generally result in level rates of return on principal amounts outstanding. Interest is accrued daily as earned except where reasonable doubt exists as to collectibility of the loan; generally when a loan becomes contractually past-due ninety days, in which case the accrual of income is discontinued.

     When a loan is placed on non-accrual status, all interest previously accrued but uncollected is reversed against current period operating results. Income on such loans is then recognized only to the extent that cash is received and where the ultimate collection of the carrying amount of the loan is probable after giving consideration to borrowers' current financial condition, historical repayment performance and other factors. Accrual of interest is resumed only when (i) principal and interest are brought fully current and (ii) such loans are considered, in management's judgment, to be fully collectible or otherwise become well secured and in the process of collection. Under regulatory guidelines a sustained period of repayment performance for a minimum of six months must be generally achieved for such loans to be returned to accrual status.

     Interest accruals may be continued for loans that have become contractually past-due ninety days when such loans are well secured and in the process of collection and accordingly, management has determined such loans to be fully collectible as to both principal and interest. For this purpose, loans are considered well secured if they are collateralized by property having a realizable value in excess of the amount of principal and accrued interest outstanding or are guaranteed by a financially capable party. Loans are considered to be in the process of collection if collection is proceeding in due course either through legal action or through other collection efforts which management reasonably expects to result in repayment of the loan or its restoration to a current status in the near future.

     A loan is considered impaired when it is probable that a creditor will be unable to collect all principal and interest amounts due according to the contractual terms of the loan agreement. Generally, this includes all loans which are ninety days or more delinquent and not accruing interest. The Bank measures impairment by discounting expected future cash flows at the loan's effective interest rate, or by reference to an observable market price, or the fair value of the collateral for a collateral dependent loan. The effective interest rate is the contractual rate adjusted for any deferred loan fees, premiums or discounts that existed at the time the loans were originated or acquired.

     Troubled debt restructurings are those loans for which the Bank has, for reasons related to borrowers' financial difficulties, granted concessions to borrowers (including reductions of either interest or principal) that it would not otherwise consider, whether or not such loans are secured or guaranteed by others. Troubled debt restructurings are accounted for as impaired loans.

     Loan losses are charged to the allowance for loan losses and recoveries are credited to the allowance. The annual provision for loan losses is charged to operating expense and added to the allowance. Management's determination of the adequacy of the allowance for loan losses is determined based upon the measurement of impairment for specifically identified impaired loans, as well as economic conditions, volume, growth, past losses and collection experience, risk characteristics of the portfolio and such other factors which, in management's judgment, deserve current recognition. These estimates are inherently uncertain and depend on the outcome of future events. Although management believes that the level of the allowance is adequate to absorb losses inherent in the loan portfolio, additional declines in the local economy or rising interest rates may result in increasing losses that cannot reasonably be predicted at this time.

     Loan origination fees, net of associated costs, are deferred and recognized over the life of the loan as an adjustment of the loan yield using the effective interest method. Total deferred fees on loans as of December 31, 1997 and 1996 amounted to $1,549,164 and $1,357,658, respectively.

     e.   OTHER REAL ESTATE OWNED (OREO)

     OREO includes real property acquired in full or partial satisfaction of loans through foreclosure, including direct foreclosure or deed in lieu of foreclosure. OREO is classified as held for sale and recorded at the lower of cost or the property's estimated fair value at the time of foreclosure less selling costs. Subsequent declines in the property's fair value, taking into consideration management's intended plans for disposition, less estimated costs to sell, are reflected in OREO related expenses in the periods in which they become known. Costs of holding OREO are reflected in OREO related expenses as incurred. Gains and losses on sales of OREO are recognized in conformity with standards governing accounting for sales of real estate, including criteria relating to the nature of the property sold and the terms of the sale.

     Valuation estimates for OREO are inherently uncertain. Although management believes it has adequately provided for existing losses, further declines in real estate values could result in additional losses being recorded in future periods.

     f.   PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is charged to operating expense over the estimated useful lives of the assets (buildings: 15 to 45 years; equipment:
     3 to 30 years). Depreciation on buildings and equipment is computed by use of the straight-line method. Leasehold improvements are amortized by use of the straight-line method over the terms of the respective leases or the estimated useful lives of the improvements, whichever is shorter. Expenditures for remodelings and improvements are capitalized, and maintenance and repairs are charged to expense as incurred.

     g.   DERIVATIVE FINANCIAL INSTRUMENTS

     The Bank does not enter into any derivative transactions, as defined by SFAS No. 119, other than standby letters of credits and commitments to extend credit.

     h.   OTHER OFF-BALANCE-SHEET INSTRUMENTS

     In the ordinary course of business, the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

     i.   INCOME TAXES

     Deferred income taxes are recognized for future tax consequences of differences between the tax basis of assets and liabilities and their periodic financial reporting amounts based on enacted tax laws and statutory tax rates.

     j.   EMPLOYEE RETIREMENT PLANS

     The Bank records expense for contributions to employee retirement plans during the years for which such contributions are declared.

     k.   TRUST FEES

     Trust fees are recorded on the accrual basis.

     l.   POSTRETIREMENT BENEFITS

     Expenses are provided for post-retirement benefits other than pensions during the years in which the employee's service is rendered, based upon an estimate of the expected cost of providing such benefits.

     m.   USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     n.   RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with current year presentation.

3.   AVERAGE FEDERAL RESERVE BALANCES

The average cash reserve balances required to be maintained at the Federal Reserve Bank under the Federal Reserve Act and Regulation D were approximately $15.7 million and $14.9 million for the years ended December 31, 1997 and 1996, respectively.

4.   SECURITIES AVAILABLE FOR SALE

Securities available for sale with total amortized cost of $27,853,297 as of December 31, 1997 and $29,323,453 as of December 31, 1996 were pledged to secure trust funds and public deposits and for other purposes required or permitted by law.

The total amortized cost and aggregate fair values of securities available for sale at December 31, 1997 were:



                                             Total            Gross         Gross
                                           Amortized       Unrealized     Unrealized        Fair
                                            Cost               Gain          Loss           Value
                                        ---------------    -----------    -----------   ------------

U.S. treasury securities:
   Due within one year                  $    39,939,650    $    61,788    $       -     $ 40,001,438
   After one but within five years           29,909,539        254,523            -       30,164,062
U.S. government agency securities:
   Due within one year                       69,728,869          -             92,869     69,636,000
                                        ---------------    -----------    -----------   ------------
         Total                              139,578,058        316,311         92,869    139,801,500
                                        ---------------    -----------    -----------   ------------
Obligations of states and
   political subdivisions:
     Due within one year                      5,002,682         71,975            -        5,074,657
     After one but within five years          3,704,059        212,487            -        3,916,546
                                        ---------------    -----------    -----------   ------------
          Total                               8,706,741        284,462          -          8,991,203
                                        ---------------    -----------    -----------   ------------
Total securities available for sale     $   148,284,799    $   600,773    $    92,869   $148,792,703
                                        ---------------    -----------    -----------   ------------
                                        ---------------    -----------    -----------   ------------


The total amortized cost and aggregate fair values of securities available for sale at December 31, 1996 were:



                                                   Total           Gross           Gross
                                                 Amortized       Unrealized     Unrealized      Fair
                                                    Cost            Gain           Loss         Value
                                               -------------    -----------     ----------  -------------
U.S. treasury securities:
   Due within one year                         $  60,006,723    $   185,465     $      -    $  60,192,188
   After one but within five years                29,975,306        207,507            -       30,182,813
U.S. government agency securities:
   Due within one year                            36,317,079          -             45,741     36,271,338
                                               -------------    -----------     ----------  -------------
          Total                                  126,299,108        392,972         45,741    126,646,339
                                               -------------    -----------     ----------  -------------
Obligations of states and
   political subdivisions:
     Due within one year                           5,176,198         88,737            -        5,264,935
    After one but within five years                8,733,114        494,678            -        9,227,792
                                               -------------    -----------     ----------  -------------
          Total                                   13,909,312        583,415            -       14,492,727
                                               -------------    -----------     ----------  -------------
Total securities
   available for sale                          $ 140,208,420    $   976,387     $   45,741  $ 141,139,066
                                               -------------    -----------     ----------  -------------
                                               -------------    -----------     ----------  -------------



The Bank had security gains of $13,600 and $7,200 in 1997 and 1996, respectively.

5.   LOANS

The Bank has limited its lending activity to its immediate service area, resulting in a natural concentration of loans secured primarily by real estate in western Los Angeles County. As a result, the performance of the Bank's loan portfolio will be impacted by trends in the local economy, to the extent such trends influence borrowers' repayment ability.


Classification of loans at December 31:
                                                    1997           1996
                                               -------------  -------------
  Real estate loans:
     Conventional loans                        $ 233,831,022  $ 225,409,589
     Interim construction loans                   20,915,291     16,679,165
  Commercial and industrial loans                107,733,062     95,773,016
  Loans to individuals for household,
     family and other consumer expenditures       38,725,156     36,148,692
  All other loans (including overdrafts)           1,377,410        983,327
                                               -------------  -------------
         Total loans                             402,581,941    374,993,789

  Less:
     Unearned income                                 134,618        139,147
     Allowance for loan losses                     8,504,455      8,955,096
                                               -------------  -------------
        Total loans, net                       $ 393,942,868  $ 365,899,546
                                               -------------  -------------
                                               -------------  -------------


The following is a summary of the transactions in the allowance for loan losses for the years ended December 31:



                                                               1997           1996           1995
                                                           -----------    -----------    -----------

Balance, at beginning of year                              $ 8,955,096    $11,032,324    $14,897,660


     Recoveries credited to allowance                        1,794,503      1,906,637      1,971,741
     Losses charged to allowance                            (2,245,144)    (3,983,865)    (7,837,077)
                                                           -----------    -----------    -----------
     Net chargeoffs                                           (450,641)    (2,077,228)    (5,865,336)
     Provision for loan losses
        charged to expense                                       -              -          2,000,000
                                                           -----------    -----------    -----------
     Balance, at end of year                               $ 8,504,455    $ 8,955,096    $11,032,324
                                                           -----------    -----------    -----------
                                                           -----------    -----------    -----------

Non-accrual loans as of December 31 are as follows:
                                                                              1997           1996
                                                                          -----------    -----------

     Commercial and industrial loans                                      $   242,143    $ 1,224,217
     Consumer loans                                                           776,496      2,814,244
     Real estate and construction loans                                     1,032,920      1,590,668
                                                                          -----------    -----------
         Total                                                            $ 2,051,559    $ 5,629,129
                                                                          -----------    -----------
                                                                          -----------    -----------



Total non-accrual loans includes restructured loans of $256,981 and $1,443,682 at December 31, 1997 and 1996, respectively. During 1997 and 1996, income recognized on non-accruals was $11,614 and $49,224, respectively. Interest income that would have been recorded under the original terms of such loans was $183,332, $590,749 and $754,216 for the years ended December 31, 1997, 1996 and
1995, respectively.

As of December 31, 1997 and 1996, the Bank had classified $2,262,496 and $6,483,603 in loans as impaired, respectively. Generally, no specific allowance was established for these loans, as identified losses on such loans had been charged off under regulatory guidelines, or because sufficient collateral exists to provide for recovery of the recorded loan amount. The average balance of impaired loans during the years ended December 31, 1997 and 1996 was $2,716,080 and $5,203,036, respectively and interest income recognized on such loans during such years was $106,046 and $230,783, respectively.

In the ordinary course of business, the Bank has granted loans to certain directors, executive officers and the businesses with which they are associated. All such loans and loan commitments were made under the terms that are consistent with the Bank's normal lending policies.

The following is an analysis of all activity of all such loans for the year ending December 31:


                                                     1997           1996
                                                 -----------    -----------
     Outstanding balance, beginning of year      $ 2,501,879    $ 8,227,900
     Credit granted, including renewals              600,000          -
     Repayments                                     (951,566)    (5,726,021)
                                                 -----------    -----------
     Outstanding balance, end of year            $ 2,150,313    $ 2,501,879
                                                 -----------    -----------
                                                 -----------    -----------


6.   BANK PREMISES AND EQUIPMENT

The following is a summary of the major categories of bank premises and equipment:



                                                          Accumulated
                                                        Depreciation and              Book
                                          Cost            Amortization                Value
                                      ------------      ----------------          --------------
     DECEMBER 31, 1997:
     Land                             $  4,911,000       $        -                $  4,911,000
     Premises                            5,568,729            3,694,604               1,874,125
     Equipment                           9,691,181            7,639,672               2,051,509
     Leasehold improvements              5,810,624            4,460,081               1,350,543
                                      ------------       --------------            ------------
        Total                         $ 25,981,534       $   15,794,357            $ 10,187,177
                                      ------------       --------------            ------------
                                      ------------       --------------            ------------
     DECEMBER 31, 1996:
     Land                             $  4,911,000       $        -                $  4,911,000
     Premises                            5,455,414            3,450,957               2,004,457
     Equipment                           9,590,814            7,757,022               1,833,792
     Leasehold improvements              5,792,595            4,200,901               1,591,694
                                      ------------       --------------            ------------
        Total                         $ 25,749,823       $   15,408,880            $ 10,340,943
                                      ------------       --------------            ------------
                                      ------------       --------------            ------------


Depreciation included in other operating expenses was $1,367,208, $1,291,145 and $1,303,780 for each of the three years ending December 31, 1997. Included in other operating expenses are net rental payments for bank premises and equipment of $1,136,489 in 1997, $1,261,449 in 1996 and $1,300,404 in 1995.

The future minimum rental commitments, primarily representing noncancellable operating leases for premises, were as follows at December 31, 1997:



     Period                       Minimum Rental Commitments
     ------                       --------------------------

     1998                                $ 1,112,616
     1999                                  1,112,616
     2000                                  1,015,389
     2001                                    826,105
     2002                                    707,117
     Thereafter                              799,540
                                         -----------
          Total                          $ 5,573,383
                                         -----------
                                         -----------



Certain of these leases contain renewal or purchase options, escalation clauses, related guarantees and obligations assumed which are immaterial.

7.   DEPOSITS

Interest expense for each of the three years ended December 31, 1997 relating to interest-bearing deposits is set forth as follows:



                                           1997           1996           1995
                                      ------------   ------------   ------------

     Demand, interest-bearing         $  1,140,017   $  1,125,869   $  1,303,998
     Money market and savings           10,164,344      9,273,846      9,889,963
     Time certificates of deposit:
      Under $100,000                     1,913,235      1,838,113      1,776,939
      $100,000 and over                  1,357,739      1,065,717      1,027,203
                                      ------------   ------------   ------------
       Interest expense on deposits   $ 14,575,335   $ 13,303,545   $ 13,998,103
                                      ------------   ------------   ------------
                                      ------------   ------------   ------------




The Bank made interest payments of $14,741,951, $13,514,230 and $14,205,595 during each of the three years ended December 31, 1997.

8.   INCOME TAXES

The components for the three years ended December 31, 1997 of income tax expense (benefit) were as follows:




                                           1997           1996           1995
                                      ------------   ------------   ------------
     Current provision:
      Federal                         $  5,769,544   $  2,478,832   $  2,027,901
      State                              1,396,290         14,207         29,814
                                      ------------   ------------   ------------
                                         7,165,834      2,493,039      2,057,715
                                      ------------   ------------   ------------
     Deferred provision (benefit):
      Federal                              520,639         99,327        194,912
      State                             (1,781,906)       874,563        788,719
                                      ------------   ------------   ------------
                                        (1,261,267)       973,890        983,631
                                      ------------   ------------   ------------
       Total                          $  5,904,567   $  3,466,929   $  3,041,346
                                      ------------   ------------   ------------
                                      ------------   ------------   ------------



Components of deferred taxes for the years ended December 31:



                                                                          1997           1996
                                                                     -----------    -----------
Deferred tax assets:
        Bad debt and loan loss deductions                            $ 1,490,159    $ 1,559,225
        Depreciation                                                     169,965       -
        Reserve for post-employment                                      618,910        498,150
        OREO charge-offs                                                 294,438      1,429,415
        California franchise tax                                         145,213        293,497
        AMT credit                                                          -            18,043
        State net operating loss carryforwards                              -           284,862
        Other                                                             35,904         26,486
                                                                     -----------    -----------
      Total deferred assets                                            2,754,589      4,109,678

      Deferred tax liabilities:
        Depreciation                                                        -            65,303
        Unrealized gains on securities                                   208,241        381,985
        Prepaids                                                         244,207        245,911
                                                                     -----------    -----------
      Total deferred liabilities                                         452,448        693,199

      Total deferred taxes                                             2,302,141      3,416,479
      Valuation allowance                                                 70,683      2,620,032
                                                                     -----------    -----------
      Net deferred tax asset                                         $ 2,231,458    $   796,447
                                                                     -----------    -----------
                                                                     -----------    -----------



Valuation allowances were established to the extent uncertainty exists as to the recoverability of the net deferred tax asset as of December 31, 1997 and 1996. During 1997 and 1996, the valuation allowance was reversed by approximately $2.1 million and $1.8 million, respectively, due to management's reassessment of the ultimate realizability of the net deferred tax asset.

A reconciliation of the statutory federal income tax rate with the effective tax rate is as follows:




                                                     1997                 1996               1995
                                                  Percent of          Percent of          Percent of
                                                  Pretax Income      Pretax Income        Pretax Income
                                                  -------------      -------------        -------------

Tax expense at statutory rate                        35.00%              35.00%              35.00%

Tax-exempt interest                                  (1.57)              (2.72)              (4.97)
State taxes, net of federal benefits                  7.85                7.40                6.50
Executive life insurance                               .16                0.22                0.26
Valuation allowance                                 (10.39)             (12.16)              (1.25)
Other permanent items                                 1.88               (1.24)               1.06
Merger related expenses                               2.19                  -                   -
                                                    -------             -------             -------
        Effective tax rate                           35.12%              26.50%              36.60%
                                                    -------             -------             -------
                                                    -------             -------             -------




The Bank made tax payments of $ 7,451,131 and $2,236,498 during the years ended December 31, 1997 and 1996, respectively. The Bank received a refund of $2,660,977 in 1995. As of December 31, 1997, the Bank has no net operating loss carryforwards for federal or state income tax purposes.

9.   COMMITMENTS AND CONTINGENT LIABILITIES

The Bank's commitments under standby letters of credit amounted to $925,254 and $2,226,243 at December 31, 1997 and 1996, respectively.

At December 31, 1997 and 1996, the Bank had outstanding undisbursed loan commitments of $75,319,105 and $44,016,458, respectively. The Bank considers these commitments in its determination of the adequacy of the allowance for loan losses.

The Bank faces legal claims in the ordinary conduct of its business which, in the opinion of counsel and the judgment of management, will not materially affect its financial position or results of operations.

10.  INCENTIVE STOCK OPTIONS

The Bank had an incentive stock option plan which expired on January 15, 1993 and provided options to purchase 440,698 shares of the Bank's common stock. Options were granted at prices at least equal to the fair market value at the time of the grant and were exercisable over periods of up to ten years.

The following is a summary of the transactions under the stock option plan:



                                             1997                           1996
                                   ---------------------------   -------------------------
                                     Number of      Option       Number of      Option
                                     Shares          Price        Shares         Price
                                   ----------    --------------  ---------   -------------
Options outstanding,
  beginning of period                 16,224      $21.12-$32.50   19,905     $21.12-$32.50
Expired                                 -              -          (3,681)        $31.25
                                   ----------    --------------   -------    -------------
Options outstanding,
  end of period                       16,224      $21.12-$32.50   16,224     $21.12-$32.50
                                   ----------    --------------   -------    -------------
                                   ----------    --------------   -------    -------------




11.  ESTIMATED FAIR VALUE OF FINANCIAL INSTRUMENTS


The estimated fair value amounts have been determined by the Bank using available market information and appropriate valuation methodologies. However, considerable judgment is required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.



                                                                  December 31,
                                                                  -------------
                                                        1997                          1996
                                               -----------------------     -------------------------
                                               Carrying      Estimated     Carrying        Estimated
          (In thousands)                        Amount      Fair Value      Amount        Fair Value
          --------------                       --------     ----------     --------       ----------
Assets:
   Cash and cash equivalents                   $116,240       $116,240       $100,535       $100,535
   Securities available for sale                148,793        148,793        141,139        141,139
   Loans                                        393,943        396,801        365,899        368,289
   Accrued interest receivable                    3,372          3,372          3,496          3,496

Liabilities:
   Noninterest-bearing deposits                 197,905        197,905        172,162        172,162
   Interest-bearing deposits                    394,632        394,704        381,821        381,667
   Mortgage indebtedness                          1,962          1,962          1,982          1,982




The following methods and assumptions were used by the Bank in estimating fair values of financial instruments as disclosed herein:

     a.   CASH AND CASH EQUIVALENTS

     The carrying amounts of cash and cash equivalents approximate their fair value.

     b.   SECURITIES AVAILABLE FOR SALE

     Fair values for securities are based on quoted market prices. The carrying values approximate fair values.

     c.   LOANS

     For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for real estate, commercial loans and other performing fixed-rate loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

     No adjustment was made to the entry-value interest rates for changes in credit of performing loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the performing loan portfolio for which there are no known credit concerns, result in a fair valuation of such loans on an entry-value basis. The fair value of certain nonperforming loans with a recorded book value of approximately $2 million and $6 million in 1997 and 1996 were not estimated because it is not practicable to reasonably assess the credit adjustment that would be applied in the marketplace for such loans.

     d.   ACCRUED INTEREST

     The carrying amounts of accrued interest approximate their fair values.

     e.   OFF-BALANCE-SHEET INSTRUMENTS

     Fair value estimates were not made for these financial instruments as there is not a quoted market price for these types of instruments, and the Bank has not yet developed a valuation model necessary to make such an estimate. Management believes that the current fees assessed on these off-balance-sheet items represent the market rate that would be charged for similar agreements.

     f.   DEPOSIT LIABILITIES

     The fair values disclosed for noninterest-bearing demand deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of interest bearing variable-rate, fixed-term money-market accounts and certificates of deposit (CDs) approximate their fair values at the reporting date. Fair values for fixed-rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     g.   MORTGAGE INDEBTEDNESS

     The fair value of the Bank's mortgage indebtedness is estimated using a discounted cash flow analysis based on the Bank's current incremental borrowing rates for similar types of borrowing arrangements.

     The fair value estimates presented herein are based on pertinent information available to management as of December 31, 1997 and 1996. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

12.  EMPLOYEE BENEFIT PLANS

     POST-RETIREMENT BENEFITS OTHER THAN PENSIONS

     The Bank provides post-retirement health care benefits to eligible retirees as follows:

     Employees hired before January 1, 1992 are eligible for retiree medical and dental benefits when they reach age 65 or at age 62 with 15 years of service.

     Employees hired during calendar year 1992 are eligible for retiree medical and dental benefits when they reach age 62 with at least 15 years of service.

     Employees hired on or after January 1, 1993 are not eligible for retirement benefits.

     A person with a title of Director for 5 years immediately before the date of retirement will automatically qualify for benefits regardless of the person's age at retirement.

     The health care benefits for retirees and eligible dependents are the same as for active employees and subject to the same limitations and exclusions. The maximum monthly employer contribution for single retirees is $300 and retirees with dependents is $600. The cost of such benefits, which are primarily health care, is recognized in the financial statements throughout an employee's active working career. The cumulative effect of the adoption of this accounting method in 1993 of $2,624,885 is being amortized over 20 years. The periodic expenses for post-retirement benefits for the Health Care Plan using a discount factor of 7% includes the following:

                                                      1997         1996          1995
                                                  Health Care   Health Care   Health Care
                                                      Plan         Plan          Plan
                                                  -----------   -----------   -----------
     Service cost                                 $   81,772    $   81,000    $   96,400
     Interest cost                                   198,134       168,000       190,000
     Amortization of transition obligation           131,244       131,244       131,244
     Amortization of unrecognized gains                 -          (56,244)      (47,700)
                                                  ----------    ----------     ----------
        Total expense                             $  411,150    $  324,000     $  369,944
                                                  ----------    ----------     ----------
                                                  ----------    ----------     ----------


The actuarial and recorded liabilities for post-retirement benefits were as follows:

                                                                         1997               1996
                                                                     Health Care         Health Care
                                                                         Plan               Plan
                                                                     -----------         -----------
     Accumulated post-retirement benefit obligation:
        Retirees                                                     $ 1,782,164         $ 1,863,912
        Fully eligible active plan participants                          364,353             273,245
        Other active plan participants                                   735,990             788,025
                                                                     -----------         -----------
     Total accumulated post-retirement benefit obligation            $ 2,882,507         $ 2,925,182
                                                                     -----------         -----------
                                                                     -----------         -----------
     Funded status                                                   $ 2,882,507         $ 2,925,182
     Unrecognized cumulative gains                                       433,158             284,658
     Unrecognized transition obligation                               (1,968,756)         (2,100,000)
                                                                     -----------         -----------
     Accrued post-retirement benefit cost                            $ 1,346,909         $ 1,109,840
                                                                     -----------         -----------
                                                                     -----------         -----------




EMPLOYEE RETIREMENT PLANS

The Bank maintains a funded non-contributory profit sharing retirement plan (the Profit Sharing Plan) for all eligible employees with one year of continuous service. As of the last day of a plan year, the Board of Directors may in its sole discretion determine whether the Bank shall make a contribution to the Profit Sharing Plan. The extent of an employee's participation is determined by length of service and salary level. The Bank made a profit sharing contribution of $353,578, $232,232, and $0 in 1997, 1996, and 1995, respectively. The Profit
Sharing Plan will be terminated as a result of the merger with Western Bank and participants will have the option to withdraw their funds from the plan or to transfer them to the Western Bancorp 401(K) plan or to a qualified "Rollover" account.

On September 1, 1995, the Bank introduced a 401(K) plan (the 401(K) Plan) to its employees meeting the eligibility requirements set forth above. Based on the provisions set forth in the 401(K) Plan, employees can contribute up to 15% of their salaries for a maximum contribution of $9,250. As of January 1, 1996, this amount was increased to $9,500. Furthermore, the Board of Directors reserves the right to approve matching of contributions based on its sole discretion. The Bank made matching 401(K) Plan contributions of $176,422 and $157,768 in 1997 and 1996, respectively. As a result of the merger, the 401(K) Plan will be merged with the Western Bancorp 401(K) plan.

13.  REGULATORY EXAMINATIONS AND REGULATORY AGREEMENTS

All Banks are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Bank meets all capital adequacy requirements to which it is subject.

As of December 31, 1997, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. No conditions or events have occurred since this notification that management believes will change the institution's classification.



                                                                                                         To Be Well
                                                                                                      Capitalized Under
                                                                           For Capital                Prompt Corrective
                                                Actual                  Adequacy Purposes             Action Provision:
                                      ------------------------      -------------------------     -------------------------
                                         Amount         Ratio          Amount           Ratio         Amount         Ratio
                                      ------------     -------      ------------      --------    -------------     -------
AS OF DECEMBER 31, 1997:
Total Capital
  (to Risk-Weighted Assets)           $ 85,872,000      20.14%      $ 34,113,000        8.00%      $ 42,642,000      10.00%
Tier 1 Capital
  (to Risk-Weighted Assets)             80,503,000      18.88         17,057,000        4.00         25,585,000       6.00
Tier 1 Capital
  (to Adjusted Assets)                  80,503,000      11.85         27,177,000        4.00         33,971,000       5.00

AS OF DECEMBER 31, 1996:
Total Capital
  (to Risk-Weighted Assets)           $ 77,350,227      19.84%      $ 31,191,000        8.00%      $ 38,989,000      10.00%
Tier 1 Capital
  (to Risk-Weighted Assets)             72,426,227      18.58         15,595,000        4.00         23,393,000       6.00
Tier 1 Capital
  (to Adjusted Assets)                  72,426,227      11.41         25,380,000        4.00         31,725,000       5.00




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


                                        - 15 -


14.  QUARTERLY FINANCIAL DATA (UNAUDITED)

The following is a summary of quarterly results of operations for the years ended December 31, 1997 and December 31, 1996:



                                     First         Second         Third          Fourth
                                    Quarter        Quarter       Quarter        Quarter          Year
                                 ------------   ------------  -------------  -------------   ------------

1997:
----

Total interest income            $ 11,647,976   $ 12,168,064  $  12,739,736  $  12,812,323   $ 49,368,099
Total interest expense              3,369,935      3,625,639      3,998,949      3,776,802     14,771,325
                                 ------------   ------------  -------------  -------------   ------------
Net interest income                 8,278,041      8,542,425      8,740,787      9,035,521     34,596,774
Provision for loan losses               -              -              -              -              -
                                 ------------   ------------  -------------  -------------   ------------
Net interest income after
   provision for loan losses        8,278,041      8,542,425      8,740,787      9,035,521     34,596,774
Total other operating
   income                           1,725,533      1,808,280      1,796,289      1,944,763      7,274,865
Total other operating
   expense                          6,038,170      5,648,004      6,845,204      6,528,422     25,059,800
                                 ------------   ------------  -------------  -------------   ------------
Income before income taxes          3,965,404      4,702,701      3,691,872      4,451,862     16,811,839
Applicable income taxes             1,352,344      1,652,130      1,333,985      1,566,108      5,904,567
                                 ------------   ------------  -------------  -------------   ------------
Net income                       $  2,613,060   $  3,050,571  $   2,357,887  $   2,885,754   $ 10,907,272
                                 ------------   ------------  -------------  -------------   ------------
                                 ------------   ------------  -------------  -------------   ------------

1996:

Total interest income            $ 11,121,442   $ 10,981,626  $  11,392,554  $  11,818,836   $ 45,314,458
Total interest expense              3,471,854      3,252,482      3,338,921      3,435,089     13,498,346
                                 ------------   ------------  -------------  -------------   ------------
Net interest income                 7,649,588      7,729,144      8,053,633      8,383,747     31,816,112
Provision for loan losses               -              -              -              -              -
                                 ------------   ------------  -------------  -------------   ------------
Net interest income after
   provision for loan losses        7,649,588      7,729,144      8,053,633      8,383,747     31,816,112
Total other operating
   income                           1,717,114      1,700,398      1,684,112      1,922,905      7,024,529
Total other operating
   expense                          6,876,962      6,599,328      6,060,095      6,221,067     25,757,452
                                 ------------   ------------  -------------  -------------   ------------
Income before income taxes          2,489,740      2,830,214      3,677,650      4,085,585     13,083,189
Applicable income taxes               519,252        694,416      1,033,184      1,220,077      3,466,929
                                 ------------   ------------  -------------  -------------   ------------
Net income                       $  1,970,488   $  2,135,798  $   2,644,466  $   2,865,508   $  9,616,260
                                 ------------   ------------  -------------  -------------   ------------
                                 ------------   ------------  -------------  -------------   ------------





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